Exhibit 10.8

SIXTH AMENDMENT

OF

ENTEGRIS, INC.

401(k) SAVINGS AND PROFIT SHARING PLAN

(2005 Restatement)

WHEREAS, Entegris, Inc. (the “Principal Sponsor”) has heretofore established and maintains a 401(k) and profit sharing plan which was amended and restated in a document effective August 5, 2005, and entitled “ENTEGRIS, INC. 401(k) SAVINGS AND PROFIT SHARING PLAN (2005 Restatement),” as amended by five amendments (collectively, the “Plan Statement”); and

WHEREAS, The Principal Sponsor has reserved to itself the power to make further amendments of the Plan Statement.

NOW, THEREFORE, The Plan Statement is hereby amended as follows:

1. ACCOUNT CHANGE. Effective as of January 1, 2008, Section 1.1.1 of the Plan Statement shall be amended to read in full as follows:

1.1.1. Accounts — the following Accounts will be maintained under the Plan for Participants:

(a)	Total Account — for convenience of reference, a Participant’s entire interest in the Fund, including the Participant’s Retirement Savings Account, Roth Account, Employer Matching Account, Employer Profit Sharing Account, Pension Account, ESOP Account, Rollover Account, Roth Rollover Account and After-Tax Account.

(b)	Retirement Savings Account — the Account maintained for each Participant to which are credited the Employer contributions made in consideration of such Participant’s elective contributions pursuant to Section 3.2, together with any increase or decrease thereon.

(c)	Roth Account — the Account maintained for each Participant to which are credited the Participant’s after-tax Roth elective contributions made pursuant to Section 2.4, together with any increase or decrease thereon. Distribution of a Participant’s Roth Account shall be made in accordance with section 402A of the Code and the regulations issued thereunder.

(d)

Employer Matching Account — the Account maintained for each Participant to which is credited the Participant’s allocable share of the Employer contributions made pursuant to Section 3.3 and the Participant’s interest, if any, in employer matching contributions transferred from any plan that was merged into the Plan, together with any increase or decrease thereon.

(e)	Employer Profit Sharing Account — the Account maintained for each Participant to which is credited the Participant’s allocable share of the Employer contributions made pursuant to Section 3.4 and the Participant’s interest, if any, in profit sharing contributions transferred from any plan that was merged into the Plan, together with any increase or decrease thereon.

(f)	Pension Account — the Account maintained for each Participant to which is credited the Participant’s interest, if any, transferred from the Entegris, Inc. Pension Plan, together with any increase or decrease thereon. A Participant’s Pension Account will be distributed in accordance with Appendix E to the Plan Statement.

(g)	ESOP Account — the Account maintained for each Participant to which is credited the Participant’s interest, if any, transferred from the Entegris, Inc. Employee Stock Ownership Plan, together with any increase or decrease thereon. Distributions from a Participant’s ESOP Account shall be made in accordance with Section 7 and Appendix F to the Plan Statement.

(h)	Rollover Account — the Account maintained for each Participant to which are credited the Participant’s rollover contributions made pursuant to Section 3.7, together with any increase or decrease thereon.

(i)	Roth Rollover Account — the Account maintained for each Participant to which are credited the Participant’s rollover contributions of after-tax Roth amounts made pursuant to Section 3.7, together with any increase or decrease thereon.

(j)	After-Tax Account — the Account maintained for each Participant to which were credited the Participant’s nondeductible after-tax contributions (other than Roth contributions), together with any increase or decrease thereon.

2. CHANGE TO RECOGNIZED EMPLOYMENT DEFINITION. Effective as of January 1, 2008, Section 1.1.33 of the Plan Statement shall be amended to read in full as follows:

1.1.33. Recognized Employment — all service with the Employer by persons classified by the Employer as common law employees, excluding, however, service classified by the Employer as:

(a)	employment in a unit of employees whose terms and conditions of employment are subject to a collective bargaining agreement between the Employer and a union representing that unit of employees, unless (and to the extent) such collective bargaining agreement provides for the inclusion of those employees in the Plan,

(b)	employment of a nonresident alien who is not receiving any earned income from the Employer which constitutes income from sources within the United States,

(c)	employment in a division or facility of the Employer which is not in existence on January 1, 2000 (that is, was acquired, established, founded or produced by the liquidation or similar discontinuation of a separate subsidiary after January 1, 2000) unless and until the Committee shall declare such employment to be Recognized Employment,

(d)	services of a person who is not a common law employee of the Employer including, without limiting the generality of the foregoing, services of a Leased Employee, leased owner, leased manager, shared employee, shared Leased Employee, temporary worker, independent contractor, contract worker, agency worker, freelance worker or other similar classification,

(e)	employment of a Highly Compensated Employee to the extent agreed to in writing by the employee, and

(f)	employment as a temporary employee.

Employment of a United States citizen or a United States resident alien outside the United States shall be classified as Recognized Employment. The Employer’s classification of a person at the time of inclusion or exclusion in Recognized Employment shall be conclusive for the purpose of the foregoing rules. No reclassification of a person’s status with the Employer, for any reason, without regard to whether it is initiated by a court, governmental agency or otherwise and without regard to whether or not the Employer agrees to such reclassification, shall result in the person being included in Recognized Employment, either retroactively or prospectively. Notwithstanding anything to the contrary in this provision, however, the Committee may declare that a reclassified person will be included in Recognized Employment, either retroactively or prospectively. Any uncertainty concerning a person’s classification shall be resolved by excluding the person from Recognized Employment.

3. CHANGE OF TRUSTEE. Effective as of January 2, 2008, Section 1.1.38 of the Plan Statement shall be amended to read in full as follows:

1.1.38. Trust Agreement — the separate document entitled “Trust Agreement between Entegris, Inc. and Fidelity Management Trust Company—Entegris, Inc. 401(k) Savings and Profit Sharing Plan” entered into by and between the Principal Sponsor and the Trustee effective as of January 2, 2008, as may be amended from time to time.

4. INCREASE IN DEFERRAL LIMIT. Effective for distributions made on or after January 1, 2008, Section 2.4.1 of the Plan Statement shall be amended to read in full as follows:

2.4.1. Amount. Subject to the following rules, the Retirement Savings Election of each Participant shall provide for elective contributions through a reduction equal to not less than one percent (1%) nor more than seventy percent (70%) of the amount of Recognized Compensation which otherwise would be paid to the Participant by the Employer each payday. Such elective contributions, under the Plan and any other plan of the Employer and Affiliates for that Participant’s taxable year shall not exceed the dollar limit in effect for that taxable year under section 402(g) of the Code (as adjusted under the Code and by the Secretary of the Treasury for cost-of-living increases). The Committee may, from time to time under rules, change the minimum and maximum allowable elective contributions. The reductions in earnings for elective contributions elected by the Participant shall be made by the Employer from the Participant’s remuneration each payday on and after the Enrollment Date for so long as the Retirement Savings Election remains in effect. The Committee shall specify the method (including telephonic, electronic or similar methods) of providing or modifying a Retirement Savings Election and all procedures for providing and accepting Retirement Savings Elections and notices, including requirements for advance notice.

5. AUTOMATIC CATCH-UP ELECTION. Effective for deferral elections made on or after January 1, 2008, Section 2.6.1 of the Plan Statement shall be amended to read in full as follows:

2.6.1. Enrollment. A Participant who both:

(a)	has attained age fifty (50) years or will attain the age fifty (50) years during the Plan Year, and

(b)	has reached the dollar limitation on elective contributions in section 402(g)(1) of the Code (the “402(g) limit”) before the last day of that calendar year,

will automatically be enrolled to make catch-up contributions unless the Participant elects not to make catch-up contributions.

6. AUTOMATIC CATCH-UP ELECTION. Effective for deferral elections made on or after January 1, 2008, Section 2.6.2 of the Plan Statement shall be amended to read in full as follows:

2.6.2. Remittance. Catch-up contributions shall be deducted by the Employer from the Participant’s Recognized Compensation.

(a)	Each Participant may elect to designate all or a portion of the Participant’s catch-up elective contributions for the Participant’s taxable year as after-tax Roth contributions. Any catch-up elective contributions that are not designated as Roth contributions shall be deemed to be pre-tax elective contributions. Any catch-up elective contributions designated as Roth contributions shall be includible in the Participant’s gross income at the time deferred and shall be allocated to the Participant’s Roth Account. Any catch-up elective contributions designated as pre-tax elective contributions shall not be includible in the Participant’s gross income at the time deferred and shall be allocated to the Participant’s Retirement Savings Account.

(b)	Catch up elective contributions shall be deducted and accounted for separately from other elective contributions.

7. AUTOMATIC CATCH-UP ELECTION. Effective for deferral elections made on or after January 1, 2008, Section 2.6.5 of the Plan Statement shall be amended to read in full as follows:

2.6.5. Reverse Re-characterization (Regular to Catch-Up). To the extent that (i) a Participant is eligible to make catch-up elective contributions as provided under Section 2.6.1, (ii) the Participant has excess elective deferrals (either in excess of the annual contribution limit under section 402(g) of the Code, in excess of the limit in Section 2.4, or in excess of the average deferral percentage test specified in section 401(k) of the Code and Appendix D of this Plan Statement), and (iii) the Participant has not exceeded the applicable annual contribution limit specified in section 414(v) of the Code, any amount initially characterized as elective contributions (and not as catch-up elective contributions) shall be re-characterized as catch-up elective contributions to the extent permitted under section 414(v) of the Code. Any amounts re-characterized shall be treated as catch-up elective contributions (and not elective contributions) for all purposes of the Plan.

8. ADDITION OF ROTH 401(k) ROLLOVERS. Effective for rollover contributions made into the Plan on or after January 1, 2008, Section 3.7.2 of the Plan Statement shall be amended to read in full as follows:

3.7.2. Eligible Contributions. Each employee in Recognized Employment may contribute to the Plan, in such form and manner as may be prescribed by the Committee in accordance with those provisions of federal law relating to rollover contributions, cash (or the cash proceeds from distributed property) received by the employee in Recognized Employment in an eligible rollover distribution. The permitted sources for an eligible rollover distribution include: (i) an eligible retirement plan that is a tax-qualified retirement plan under section 401(a), (ii) a plan described in sections 403(a) or 403(b) of the Code, (iii) an eligible plan under section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state, and (iv) an individual retirement account or annuity described in sections 408(a) or 408(b) of the Code. Although a source may be included on the foregoing list, the Committee may refuse to accept an eligible rollover distribution from a particular plan or individual retirement account or annuity. Such rollover contributions may include Roth 401(k) contributions made to another tax-qualified retirement plan. The Committee may establish other rules and conditions regarding the acceptance of direct rollovers under section 401(a)(31) of the Code from trustees or custodians of other qualified pension, profit sharing or stock bonus plans.

9. ADDITION OF ROTH 401(k) ROLLOVERS. Effective for rollover contributions made into the Plan on or after January 1, 2008, Section 3.7.4 of the Plan Statement shall be amended to read in full as follows:

3.7.4. Allocation. The rollover contribution made by an employee in Recognized Employment to the Plan shall be allocated to the Participant’s Rollover Account. Notwithstanding the foregoing, to the extent that such rollover contribution includes Roth 401(k) contributions made to another tax-qualified retirement plan, those amounts shall be allocated to the Participant’s Roth Rollover Account. For the purposes of Section 4, contributions allocated to the Participant’s Rollover Account and Roth Rollover Account shall be credited as soon as practicable after they are received by the Trustee.

10. ACCOUNT CHANGE. Effective as of January 1, 2008, Section 5.2 of the Plan Statement shall be amended to read in full as follows:

5.2. Other Accounts. Each Participant’s Retirement Savings Account, Roth Account, Employer Matching Account, ESOP Account, Rollover Account, Roth Rollover Account and After-Tax Account shall be fully (100%) vested at all times.

11. AGE 59-1/2 DISTRIBUTIONS. Effective for distributions made on or after January 1, 2008, Section 7.2.1(b) of the Plan Statement shall be amended to read in full as follows:.

(b)	Accounting for Age 59-1/2 Distributions. In the application, the Participant shall specify the extent to which the age 59-1/2 distribution is to be made from the Roth Account. Except to the extent the Participant has specified that the age 59-1/2 distribution is to be made from the Participant’s Roth Account, any such distribution shall be taken pro rata from the following Accounts of the Participant:

Rollover Account

Employer Matching Account

Employer Profit Sharing Account

Retirement Savings Account.

12. HARDSHIP DISTRIBUTIONS. Effective for distributions made on or after January 1, 2008, Section 7.2.2 of the Plan Statement shall be amended to read in full as follows:.

7.2.2. Hardship Distributions. A Participant may receive a hardship distribution from the Accounts listed in (e) below if the Committee determines that such hardship distribution is for one of the purposes described in (a) below and the conditions in (b) and (d) below have been fulfilled. To receive such a distribution, the Participant must apply to the Committee. In the application, the Participant shall specify the dollar amount to be distributed. Such hardship distribution shall be approved by the Committee and such hardship distribution shall be made in a lump sum cash payment as soon as administratively practicable following the approval of the application by the Committee.

(a)	Purposes. Hardship distributions shall be allowed under Section 7.2.2 only if the Participant establishes that the hardship distribution is to be made for one of the following purposes:

(i)	expenses for (or necessary to obtain) medical care for the Participant, the Participant’s spouse or any dependents of the Participant (as defined in section 152 of the Code and without regard to sections 152(b)(1), 152(b)(2) and 152(d)(1)(B) of the Code) that would be deductible under section 213 of the Code (determined without regard to whether the expenses exceed seven and one-half percent (7.5%) of adjusted gross income),

(ii)	costs directly related to the purchase of a principal residence for the Participant (excluding mortgage payments),

(iii)	payment of tuition, room and board and related educational fees for the next twelve (12) months of post-secondary education for the Participant or the Participant’s spouse, children or dependents (as defined in section 152 of the Code and without regard to sections 152(b)(1), 152(b)(2) and 152(d)(1)(B) of the Code),

(iv)	payments necessary to prevent the eviction of the Participant from the Participant’s principal residence or foreclosure on the mortgage of that principal residence,

(v)	payments for burial or funeral expenses of the Participant’s deceased parent, spouse, children or dependents (as defined in section 152 of the Code and without regard to section 152(d)(1)(B) of the Code), or

(vi)	expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under section 165 of the Code (determined without regard to whether the loss exceeds ten percent (10%) of adjusted gross income).

Such purposes shall be considered to be an immediate and heavy financial need of the Participant.

(b)	Limitations. In no event shall the cumulative amount of hardship distributions withdrawn exceed the amount of contributions to a Participant’s Retirement Savings Account or Roth Account made pursuant to Section 3.2 (i.e., hardship distributions shall not include any earnings on such contributions or any qualified nonelective contributions (as defined under section 401(m)(4)(C)) or earnings on such qualified nonelective contributions). The amount of the hardship distribution shall not exceed the amount of the Participant’s immediate and heavy financial need; provided, however, that the amount of the immediate and heavy financial need may include amounts necessary to pay any federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution. In addition, a hardship distribution from the Participant’s Retirement Savings Account or Roth Account shall not be allowed unless the Participant has obtained all distributions, including distribution of ESOP dividends under section 404(k) of the Code but not including other hardship distributions, and all nontaxable loans (at the time of the loan) currently available under all plans maintained by the Employer and Affiliates. Other funds are not currently available unless the funds are available prior to or coincidently with the date the hardship distribution is available.

(c)	Spousal Consent Not Required. Spousal consent shall not be required to make a hardship distribution to a married Participant.

(d)	Coordination with Other Plans. The Participant’s Retirement Savings Election and elective contributions and employee contributions under all other plans maintained by the Employer and Affiliates shall be canceled for six (6) months after receipt of a hardship distribution. Following the completion of that six (6) month period the Participant’s Retirement Savings Election shall be automatically reinstated, provided the Participant is in Recognized Employment on that date. For the purposes of this Section 7.2.2(d), all other plans maintained by the Employer and Affiliates shall mean all qualified and nonqualified plans of deferred compensation maintained by the Employer and Affiliates (including stock option, stock purchase or similar plans).

(e)	Sequence of Accounts. Each hardship distribution made pursuant to this Section 7.2.2 shall first be taken from and charged to the Participant’s Accounts in the following sequence:

Retirement Savings Account

Roth Account.

(f)	Coordination with Section 4.1. If the hardship distribution is made from a Retirement Savings Account or a Roth Account which is invested in more than one (1) Subfund authorized and established under Section 4.1, the amount withdrawn shall be charged to each Subfund in the same proportions as the Retirement Savings Account or Roth Account is invested in each Subfund.

13. ADDITION OF IN-SERVICE WITHDRAWAL. Effective for distributions made on or after January 1, 2008, the Plan Statement shall be amended to add a new Section 7.2.3, which shall read in full as follows:

7.2.3. General In-Service Withdrawals. A Participant who is an employee may receive an in-service withdrawal from time to time from the Accounts listed in Section 7.2.3(b). To receive such a distribution, the Participant must apply to the Committee. In the application, the Participant shall specify the dollar amount to be distributed. Such distribution shall be approved by the Committee and such distribution shall be made in a lump sum cash payment as soon as administratively practicable following the approval of the application by the Committee.

(a)	Limitations. The following rules and limitations shall apply to in-service withdrawals. No in-service withdrawal shall be made from any portion of a Participant’s Total Account that is invested in a self-managed brokerage Subfund authorized and established under Section 4.1. No in-service withdrawal shall be made from any portion of a Participant’s Total Account that consists of the unpaid balance of any outstanding loans of the Participant under Section 7.

(b)	Accounting for In-Service Distributions. In the application, the Participant shall specify the extent to which the in-service distribution is to be made from the Participant’s After-Tax Account. Except to the extent the Participant has specified that the in-service distribution is to be made from the Participant’s After-Tax Account, any such distribution shall first be taken from and charged to the Participant’s Accounts in the following sequence:

Rollover Account

Roth Rollover Account.

Any general in-service distribution shall be deemed to have been taken from a combination of (i) the Participant’s after-tax contributions to the After-Tax Account, to the extent of the aggregate amount thereof not previously withdrawn, and (ii) the earnings in the After-Tax Account and all contributions and all earnings in all other Accounts. The portion of each such in-service withdrawal that is deemed to be earnings will be in the same ratio as the earnings in the After-Tax Account and all contributions and all earnings in all other Accounts bear to the Total Account.

(c)	Investment in More Than One Subfund. If an in-service withdrawal is made from an Account which is invested in more than one (1) Subfund, the amount withdrawn shall be charged to each Subfund in the same proportions as the Account (minus any portion of the Account invested in a self-managed brokerage Subfund) is invested in each Subfund.

14. REMOVAL OF QDRO RULES. Effective for domestic relations orders first received on or after January 1, 2008, the second sentence of Section 7.5.2 shall read in full as follows:

A distributee who is eligible to elect a direct rollover includes a Participant, a Beneficiary, and a Participant’s spouse or former spouse who is the Alternate Payee under a qualified domestic relations order.

15. ADDITION OF IN-KIND ROLLOVERS. Effective for distributions made on or after January 1, 2008, Section 7.5.4 shall be amended to read in full as follows:

7.5.4. Distribution in Cash. Except as provided in Appendix F, distribution of a Participant’s Vested Total Account shall be made in cash. If, however, the Vested Total Account:

(a)	consists in whole or in part of a Participant’s unpaid promissory note and the distributee elects distribution in kind pursuant to a direct rollover to another tax-qualified plan, or

(b)	is in whole or in part invested in investments for which the distributee elects distribution in kind pursuant to a direct rollover to another tax-qualified plan (to the extent that no administrative issues prevent such request from being accommodated), or

(c)	is in whole or in part invested in an individual Subfund under Section 4.1.2 and the distributee elects distribution in kind (to the extent the investment provides for in-kind distributions), the Trustee shall cause distribution of that portion of the Vested Total Account to be made in kind.

16. REVISED LOAN PROCEDURES. Effective for loans made on or after January 1, 2008, Section 7.6.1 of the Plan Statement shall be amended to read in full as follows:

7.6.1. Availability. Loans shall be made available to all Participants who are either actively employed by the Employer or an Affiliate or on an authorized leave of absence as determined by the Committee, subject to limitations and conditions established under this Section on a reasonably equivalent basis and shall not be made available to Highly Compensated Employees in an amount (expressed as a percentage of the Vested Total Account) greater than is made available to other employees.

17. REVISED LOAN PROCEDURES. Effective for loans made on or after January 1, 2008, Section 7.6.6(b) of the Plan Statement shall be amended to read in full as follows:

(b)	Interest Rate. The interest rate on any loan shall be equal to the prime rate (the base rate on corporate loans at large United States money center commercial banks) as reported by the Federal Reserve on the first business day of the calendar month in which the loan is granted plus one percent (1%).

18. REVISED LOAN PROCEDURES. Effective for loans made on or after January 1, 2008, Section 7.6.6(h) of the Plan Statement shall be amended to read in full as follows:

(h)	Event of Default. Subject to subsection (i) below, nonpayment within thirty (30) days after a payment due date and the existence of a principal balance outstanding as of the term of the loan sixty (60) days after the due date shall be an event of default, unless the loan’s promissory note is distributed in kind in connection with Section 7.5.4. If a payment is not made by payroll deduction, then payment shall be considered made for this purpose only when the personal check, cashier’s check, certified check or money order is received in fact by the Trustee or the Committee as agent for the Trustee. Upon the occurrence of an event of default, the Participant’s Vested Accounts in the Plan given as security shall be offset by the amount of the then outstanding balance of the loan in default at the end of the calendar quarter following the calendar quarter in which loan payment was discontinued (including, to the extent required under the Code, interest on the amount in default from the time of the default until the time of the offset). In the case of a Participant who has not had an Event of Maturity, however, this offset shall be deferred until an Event of Maturity as to such Participant, but, in the interim, it shall not be possible to cure the default. Such offset shall be automatic. No notice shall be required prior to offset.

19. REVISED LOAN PROCEDURES. Effective for loans made on or after January 1, 2008, Section 7.6.6(i) of the Plan Statement shall be amended to read in full as follows:

(i)	Suspension of Payments During Leave of Absence. If the Participant is on an authorized leave of absence as determined by the Committee, and the Participant’s wages during the leave are less than the amount of the loan payment, then loan payments shall be suspended for a period of up to one (1) year; provided, however, that the Participant’s death even while payments are suspended shall nevertheless terminate the loan as provided in subsection (g). As soon as administratively practicable following the Participant’s return to active employment with the Employer or an Affiliate, the Participant’s loan shall be reamortized so that the unpaid balance of the Participant’s loan will continue to be paid in equal periodic installments each payroll period in amounts sufficient to retire the entire loan indebtedness (principal and interest) by the original maturity date of the loan. Notwithstanding the foregoing, special rules apply to Participants on leaves of absence covered by the Uniformed Services Employment and Reemployment Rights Act of 1994.

20. REMOVAL OF QDRO RULES. Effective for domestic relations orders first received on or after January 1, 2008, Appendix C shall be deleted in its entirely without replacement.

21. ADDITION OF REQUIRED 75% QJ&SA. Effective for distributions made on or after January 1, 2008, Section 1.2 of Appendix E of the Plan Statement shall be amended to read in full as follows:

1.2. QJ&SA Contract. A QJ&SA contract is an immediate annuity contract issued as an individual policy or under a master or group contract which provides for a monthly annuity payable to and for the lifetime of the Participant beginning as of the date as of which it is purchased with a survivor annuity payable monthly after the death of the Participant to and for the lifetime of the surviving spouse of the Participant (to whom the Participant was married on the date as of which the first payment is due) in an amount equal to fifty percent (50%) (unless the Participant elects an alternative seventy-five percent (75%)) of the amount payable during the joint lives of the Participant and the surviving spouse. The seventy-five percent (75%) QJ&SA contract shall be equal to the value of the fifty percent (50%) QJ&SA contract. The contract shall be a QJ&SA contract only if it is issued on a premium basis which does not discriminate on the basis of the sex of the Participant or the surviving spouse.

22. SAVINGS CLAUSE. Save and except as herein expressly amended, the Plan Statement shall continue in full force and effect.